CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of Mutual Fund and Variable Insurance Trust and to the use of our report dated November 23, 2016 on the financial statements and financial highlights of Tactical Asset Allocation Fund, a series of shares of beneficial interest of Northern Lights Fund Trust III. Such financial statements and financial highlights appear in the September 30, 2016 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

May 22, 2017